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                                                                     EXHIBIT 4.2

NUMBER         VOID AFTER 5:00 P.M., EASTERN TIME                        WARRANT
                                       ON
W-                                               , 2001


                      REDEEMABLE WARRANT CERTIFICATE FOR
                      PURCHASE OF SHARES OF COMMON STOCK

                           U.S. ENERGY SYSTEMS, INC.

                                                               CUSIP 902951 11 0

         This certifies that FOR VALUE RECEIVED

or registered assigns ("Registered Holder"), is the owner of the number of warrants set forth above. Each Warrant (subject to adjustments as hereinafter referred to) entitles the Registered Holder to purchase at any time from December 2, 1997 until 5:00 p.m. Eastern Time on December 1, 2001 one fully paid and non-assessable share of common stock (the "Common Stock") of U.S. Energy Systems, Inc., a Delaware corporation (the "Company") (such shares of Common Stock being hereinafter referred to as "Shares" or a "Share"), upon payment of the warrant price (as hereinafter described and presentation and surrender of this Warrant Certificate, provided, however, that under certain conditions set forth in the Warrant Agreement hereinafter mentioned, the number of Shares purchasable upon the exercise of this Warrant may be increased or reduced and the warrant price may be adjusted. Subject to adjustment as aforesaid, the warrant price per Share (hereinafter called the "Warrant Price") shall be $4.00 per Share if exercised on or before 5:00 p.m. Eastern Time on December 1, 2001. As provided in said Warrant Agreement, the Warrant Price is payable upon the exercise of the Warrant, either in cash or by certified check or bank draft to the order of the Company.

          Under certain conditions set forth in the Warrant Agreement, this Warrant may be called for redemption at the option of the Company, at any time after the Warrants become exercisable and prior to their expiration, at a redemption price of $0.01 per Warrant upon at least 30 days' written notice if the last sales price of the Common Stock has been at least one hundred fifty percent (150%) of the Warrant Price on each of the twenty (20) consecutive trading days during a period ending on the third business day prior to the date on which the notice of redemption is given. Each Warrant not exercised on or before the date called for in such notice shall become void, and all rights thereunder shall terminate.

          Upon the exercise of this Warrant, the form of election to purchase on the reverse hereof must be properly completed and executed. In the event this Warrant is exercised in respect not less than all of such Shares, a new Warrant for the remaining number of Shares will be issued on such surrender.
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          This Warrant is issued under and the rights represented hereby are subject to the terms and provisions contained in a Warrant Agreement dated as of December __, 1996, by and among the Company, American Stock Transfer & Trust Company, as Warrant Agent (the "Warrant Agent") and Gains, Berland Inc., all the terms and provisions of which the Registered Holder of this Warrant, by acceptance hereof, assents. Reference is hereby made to said Warrant Agreement for a more complete statement of the rights and limitations of rights of the Registered Holders hereof, the rights and duties of the Warrant Agent and the rights and obligations of the Company thereunder. Copies of said Warrant Agreement are on file at the office of the Warrant Agent.



          The Company shall not be obligated to deliver any Shares pursuant to the exercise of any Warrants unless a registration statement under the Securities Act of 1933 with respect to such Shares is effective. The Company has covenanted and agreed that it will file a registration statement or a post-effective amendment to its existing registration statement and will use its best efforts to cause the same to become effective and to keep it current while any of the Warrants are outstanding and exercisable. The Warrants represented hereby shall not be exercisable by a Registered Holder in any state where such exercise would be unlawful.

          The Company shall not be required upon the exercise of this Warrant to issue fractions of Shares, but shall make adjustment therefor in cash on the basis of the current market value of any fractional interest as provided in the Warrant Agreement.

          The Warrant is transferable at the office of the Warrant Agent (or of its successor as Warrant Agent) by the Registered Holder hereof in person or by attorney duly authorized in writing, but only in the manner and subject to the limitations provided in the Warrant Agreement and upon surrender of this Warrant and the payment of any transfer taxes. Upon any such transfer, a new Warrant or new Warrants of different denominations, of this tenor and representing in the aggregate the right to purchase a like number of Shares will be issued to the transferee in exchange for this Warrant.

          This Warrant, when surrendered at the office of the Warrant Agent (or its successor as Warrant Agent) by the Registered Holder hereof in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agreement, for another Warrant, or other Warrants of different denominations, of like tenor and representing in the aggregate the right to purchase a like number of Shares equal to the number of such Warrants.

          If this Warrant Certificate shall be surrendered for exercise within any period during which the transfer books for the Company's Common Stock or other securities purchasable upon the exercise of the Warrants are closed for any purpose, the Company shall not be required to make delivery
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of certificates for the securities purchasable upon exercise until the date of the reopening of said transfer books.

          The holder of this Warrant shall not be entitled to any of the rights of a shareholder of the Company prior to the exercise hereof.

          This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent.

          WITNESS the facsimile seal of the Company and the facsimile signature of its duly authorized officers.